Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEXTCURE, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

NextCure, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The name of the Corporation is NextCure, Inc. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 3, 2015.

2. The Third Amended and Restated Certificate of Incorporation of the Corporation attached hereto as Exhibit A is incorporated herein by reference, and amends, integrates and restates the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended.

3. The Third Amended and Restated Certificate of Incorporation was duly adopted and approved by the Corporation’s Board of Directors and by written consent of the Corporation’s stockholders in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated:	May 13, 2019	NEXTCURE, INC.

		By:	/s/ Michael Richman
		Name:	Michael Richman
		Title:	President and Chief Executive Officer

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEXTCURE, INC.

ARTICLE 1

The name of the corporation is NextCure, Inc. (the “Corporation”).

ARTICLE 2

The Corporation’s registered office in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE 4

4.1.         Authorized Capital. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Except as otherwise provided in any certificate of designations of any series of Preferred Stock, the number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders representing at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

4.2.         Common Stock.

4.2.1.      General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the board of directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

4.2.2.      Voting. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

4.2.3.      No Cumulative Voting. There shall be no cumulative voting.

4.2.4.      Dividends and Distributions. Dividends and other distributions in cash, securities and other property of the Corporation may be declared and paid on the Common Stock from assets or funds lawfully available therefor as and when determined by the Board and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4.2.5.      Liquidation. Subject to the rights, if any, of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed to the holders of shares of Common Stock ratably in proportion to the number of shares held by them.

4.3.         Preferred Stock. The Board is hereby expressly authorized to issue Preferred Stock from time to time in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and the designation of such series, the voting powers, if any, of the shares of such series, the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, of the shares of such series. Without limiting the generality of the foregoing, the powers, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

ARTICLE 5

5.1.         General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board except as otherwise provided herein or required by law.

5.2.         Election of Directors. Unless and to the extent that the bylaws of the Corporation, as may be amended and/or restated from time to time (the “Bylaws”), shall so provide, the election of directors of the Corporation need not be by written ballot.

5.3.         Number of Directors. The number of directors that shall constitute the whole Board shall be fixed from time to time solely by resolutions adopted by the Board; provided, however, that the Board shall consist of no fewer than three directors. Each director shall be entitled to one vote on each matter presented to the Board of the Corporation.

5.4.         Classification. Subject to the rights, if any, of the holders of any series of Preferred Stock, and effective upon the effectiveness of this Certificate of Incorporation (the “Effective Time”), the Board of the Corporation shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting occurring after the Effective Time, each director elected to the class of directors expiring at such annual meeting shall be elected to hold office until the third annual meeting following his or her election and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the whole Board shall shorten the term of any incumbent director.

5.5.         Removal of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock, for so long as this Certificate of Incorporation provides for a classified Board, any director may be removed from office at any time but only with cause, at a meeting called for that purpose, by the affirmative vote of the holders representing at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.6.         Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a director, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the whole Board until the vacancy is filled.

ARTICLE 6

6.1.         Director Indemnification. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article 6 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended, automatically and without further action, upon the date of such amendment.

6.2.         Expenses. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

6.3.         Employee Indemnification. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

6.4.         Amendment. Neither any amendment nor repeal of this Article 6, nor the adoption by amendment of this certificate of incorporation of any provision inconsistent with this Article 6, shall eliminate or reduce the effect of this Article 6 in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article 6, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE 7

7.1.         Action by Written Consent. Subject to the rights of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

7.2.         Annual Meetings of Stockholders. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion and stated in the notice of the meeting. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the Bylaws.

7.3.         Special Meetings of Stockholders. Subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation shall be called only (i) by the chair of the Board or (ii) by or at the direction of a majority of the Board. Any business transacted at any special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board.

ARTICLE 8

8.1.         Amendment of Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws and in addition to any affirmative vote of the holders of any particular class of stock required by the DGCL, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, repeal, or adopt any provisions of this Certificate of Incorporation.

8.2.         Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, alter, amend or repeal the Bylaws without any action on the part of the stockholders. Any adoption, alteration, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Board then in office, provided a quorum is otherwise present. Any Bylaws adopted or amended by the Board, and any powers conferred thereby, may be amended, altered or repealed by the stockholders. In addition to any other vote otherwise required by law or this Certificate of Incorporation, with respect to the adoption, alteration, amendment or repeal of the Bylaws by the stockholders, the affirmative vote of the holders representing at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to adopt, alter, amend or repeal the Bylaws.

ARTICLE 9

If any provision (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.